EXHIBIT B

ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING COMPANY SYSTEM

Wisconsin Public Service Corporation
WPS Leasing, Inc.
WPS Investments, LLC
American Transmission Company LLC
Wisconsin Valley Improvement Company (26.9% ownership)
Wisconsin River Power Company (66.88% ownership)
Lakes Development Corporation
ATC Management Inc.